Consent of Independent Accountants


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 3 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated July 10, 2002, relating to the financial statements of AllianceBernstein Blended Style Series, Inc. - U.S. Large Cap Portfolio, which appear in such Registration Statement. We also consent to the reference to us under the headings "Statements and Reports" and "Independent Accountants" in such Registration Statement.





PricewaterhouseCoopers LLP

1177 Avenue of the Americas
New York, New York 10036
July 10, 2002








600250.0437 #336871